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                          [KATTEN MUCHIN & ZAVIS LETTERHEAD]


                                                                     EXHIBIT 5.1

                                 September 16, 1998



Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, IL 60061-3109

     Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

     We have acted as counsel for Zebra Technologies Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 7,323,655 shares of the Company's Class B Common Stock, $0.01 par value per share (the "Class B Shares") and 7,323,655 shares of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Shares") issuable upon conversion of the Class B Shares (the Class A Shares and the Class B Shares collectively, the "Common Stock") issuable by the Company upon the consummation of the transactions contemplated in the Agreement and Plan of Merger, dated as of July 9, 1998, by and among the Company, Spruce Acquisition Corp. and Eltron International, Inc. ("Eltron") (the "Merger Agreement").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Amended Certificate of Incorporation of the Company, (c) the By-laws of the Company, (d) the Merger Agreement and (e) resolutions adopted by the Board of Directors of the Company.
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Zebra Technologies Corporation
September 16, 1998
Page 2


     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 7,323,655 Class B Shares and the 7,323,655 Class A Shares, issuable on conversion of the Class B Shares, covered by the Registration Statement, when issued and exchanged for the Eltron Common Stock by the Company in accordance with the provisions of the Merger Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock.


     Our opinion expressed above is limited to the General Corporation Law and case law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,



                              /s/ Katten Muchin & Zavis
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                              KATTEN MUCHIN & ZAVIS